Exhibit 3.5

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

This First Amendment (the “Amendment”) to the Second Amended and Restated Limited Liability Company Operating Agreement, of BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Company”), is made and entered into as of the 19th day of August, 2010.

BACKGROUND

A. The Company and its Members entered into a Second Amended and Restated Operating Agreement, dated as of July 13, 2009 (the “Operating Agreement”).

B. The Company desires to make certain amendments to the Operating Agreement.

C. Pursuant to, and in accordance with, Section 17.2 of the Operating Agreement, the Board, including the affirmative vote of the Platinum Manager, and holders of a majority of the Class B Units have consented to the amendments as set forth herein.

D. Pursuant to, and in accordance with Section 5.4(b) of the Operating Agreement, Platinum has consented to the issuance of Units as set forth in this Amendment.

E. The Company has issued and sold to PPVA Black Elk (Investor) LLC, or its assignees, 2,400 Class B Units pursuant to that certain Third Omnibus Amendment, dated as of the date hereof, which amends the Amended and Restated Credit Agreement, dated as of July 13, 2009, between PPVA Black Elk (Cayman) Ltd. (“PPVA Cayman”) and the Company, as amended.

F. On July 13, 2009 the Company entered into a side letter with PPVA Cayman pursuant to which, subject to certain conditions, the Company would be obligated to pay to PPVA Cayman 52.3% of the net cash flows of the Company prior to any distribution to holders of the Units under the Operating Agreement (the “Side Letter”).

G. PPVA Cayman assigned the Side Letter and all of the rights and benefits thereunder to PPVA Black Elk (Equity) LLC.

H. PPVA Black Elk (Equity) LLC has entered into a Contribution Agreement with the Company pursuant to which PPVA Black Elk (Equity) LLC assigned the Side Letter, and all of the rights and benefits thereunder, to the Company and, in exchange therefor, the Company issued to PPVA Black Elk (Equity) LLC 6,000 Class B Units.

I. The Company has entered into negotiations with Mike Angerame and Stephens, Inc., the Company’s financial advisors, regarding the issuance of up to an aggregate of 185 Class B Units in exchange for the relinquishment of rights to future cash compensation due under their respective financial advisory engagement agreements.

J. The Company desires to establish a new class of membership units, Class C Units, for distribution in connection with the Company’s employee and management incentive plans.

K. The Company desires to revise Exhibit C to the Operating Agreement to reflect the above referenced issuances;

NOW, THEREFORE, with the foregoing Background deemed incorporated by reference herein and for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Operating Agreement.

2. The following definitions in Section 1.1 of the Operating Agreement are hereby amended and restated as follows:

Clause (B) of the definition of “Book Value” shall read as follows:

“The Book Value of each Company asset may be adjusted, in the sole discretion of the Managers, to equal its respective gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for all or part of its Units unless the Board reasonably determines in good faith that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company;”

“Platinum” shall mean PPVA Black Elk (Investor) LLC, as Delaware limited liability company, or its successors or assigns.”

“Sharing Ratio” means, with respect to each Member and any Person that acquires all or any portion of the Units initially issued to and held by such Member, the percentage derived by dividing (i) the number of Units held by such Member by (ii) the number of all Units held by all Members (and such percentage shall be allocated among such original Member and any such acquiring Person or Persons according to the transfer documentation pursuant to which all or any portion of such Units are Transferred from time to time). For the avoidance of doubt, the Sharing Ratio of a Class A Member, Class B Member, Class C Member, or other class of member shall be determined (for example, for purposes of Section 11.2(c)(ii)), by taking into account under clause (i) of the preceding sentence only the Class A Units, Class B Units, Class C Units, or other class of Units held by such Member.”

“Unit” shall mean, any Class A Unit, any Class B Unit, any Class C Unit, or any other class of Units as may be created and issued by the Board from time to time, issued to any Member pursuant to this Agreement, representing, subject to the terms of any such Unit, such Member’s ownership interest and rights as a Member in the Company as set forth in this Agreement, including the Member’s right to a share of the Net Profit and Net Loss of the Company, its right to Distributions and to a share of the assets of the Company on liquidation.

“Unreturned Capital Distributions” means a Member’s share of the aggregate balance of the Capital Accounts as of the date of the First Amendment to this Agreement which is reflected on Exhibit C, reduced (but not below zero) by (i) all distributions to such Member pursuant to Section 11.1(c)(i) (including Tax Distributions which shall be applied first toward a return of a Member’s Unreturned Capital Distributions until they are reduced to zero and only then applied toward distributions under Section 11.1(c)(ii)) made after the date hereof, and (ii) the amount of the compensation deduction allocated to a Member’s Class A Units and Class B Units as a result of the issuance of compensatory Class B Units, if any more are issued, as set forth in Section 24 of this Amendment.”

“Voting Units” shall mean, collectively, the Class A Units, the Class B Units, and any other class of Units that entitle the holders thereof to vote with respect to a particular matter related to the Company, but only with respect to and to the extent of such entitlement. The Class C Units are not Voting Units.

3. The following definitions in Section 1.1 of the Operating Agreement are hereby added:

“Class C Member” shall mean any Member that holds Class C Units, in such Member’s capacity as a holder of such Class C Units as set forth on Exhibit C hereto, which may be amended from time to time as set forth herein.

“Class C Unit” shall mean a Unit having the rights and obligations specified with respect to Class C Units in this Agreement and intended to be a “profits interest” (within the meaning of IRS Revenue Procedure 93-27,1993-2 CB 343, as clarified by IRS Revenue Procedure 2001-43, 2001-2 CB 191), and the capital value of the Company for such purpose shall be the Capital Accounts as of the date of this Amendment set forth on the revised Exhibit C attached hereto and the Book Values of the Company’s assets shall be as adjusted pursuant to Section 9.1(a) of the Operating Agreement, as such section is amended pursuant to Section 10 of this Amendment. For the avoidance of doubt, as profits interests, such Class C Units shall not be entitled to any distributions under Section 11.1(c)(i) (unless there is a future book-up of Capital Accounts) and shall not be entitled to an allocation of Net Profit or a distributive share of income from the sale of assets of the Company to the extent that any such asset is sold for its Book Value as of the date hereof, or a lesser amount.

4. The following definitions in Section 1.1 of the Operating Agreement are hereby deleted: “Election Notice”, “Issuance Notice” and “Offered Units.”

5. Section 5.4(a) is hereby amended by adding the following sentence after the first sentence “Class C Units do not carry the right to vote.”

6. Section 5.4(b) is hereby amended by deleting the words “Sections 8.1, 8.2, or 12.2(d)” in clause (ii) and substituting in lieu thereof the words “Sections 8.1 or 12.2(d)”.

7. Section 5.4(b) is hereby amended by deleting the words “Sections 12.5 and 12.7” in clause (iii) and substituting in lieu thereof the words “Section 12.7”.

8. Section 8.1(b) is hereby amended and restated as follows:

“The issued and outstanding Units consist of Class A Units, Class B Units and Class C Units. The number of Units held by each Member is set out on Exhibit C opposite such Member’s name.”

9. Section 8.2 of the Operating Agreement is hereby amended and restated in its entirety as follows:

“8.2 [Intentionally Omitted]”

10. Section 9.1 of the Operating Agreement is hereby amended by adding the following sentences to the end of subsection (a) as follows:

“The Capital Accounts set forth on Exhibit C reflect a “book-up” in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). The Board, including the consent of the Platinum Manager, shall cause an adjustment to be made to the Book Values of the Company‘s assets to reflect such revaluation of Capital Accounts. The Board shall make sure that the Company‘s accountants track such Book Values in order to make allocations and distributions in accordance with Article 10 and Article 11 of this Agreement.”

11. Section 9.2 is hereby amended by deleting the words “, and if there is no change in the number of Units outstanding or the Sharing Ratios after the Additional Capita] Contributions, such Additional Capital Contributions shall not be subject to Section 12.5” at the end of the first sentence of subsection (b) and by deleting the words “and Section 12.5” in subsection (c).

12. Section 9.3(f) of the Operating Agreement is hereby amended and restated in its entirety as follows:

“(f) [Intentionally Omitted]”

13. Section 10.1(a)(i) is hereby amended by deleting the words “Section 14.2” and substituting in lieu thereof the words “Section 15.2”.

14. Section 10.1 of the Operating Agreement is hereby amended by adding the following sentences to the end of clause (b)(vi) as follows:

“However, such curative allocations shall be made by taking into account future minimum gain chargebacks which, although not made yet, are expected to be made in the future.”

15. Section 10.2 is hereby amended by deleting the words “Section 1.704-1 (0)(4)(i)” and substituting in lieu thereof the words “Section 1.704-1(b)(4)(i)” and by deleting the words “Section 1.751-3(a)(3)” and substituting in lieu thereof the words “Section 1.752-3(a)(3)”.

16. Section 11.1(c)(ii) is hereby amended and restated in its entirety as follows:

“thereafter, to the Class A Members, Class B Members, and Class C Members in accordance with their Sharing Ratios.”

17. Section 12.5 of the Operating Agreement is hereby amended and restated in its entirety as follows:

“12.5 [Intentionally Omitted]”

18. Section 15.2(c)(iii) of the Operating Agreement is hereby amended by inserting a period after the word “practicable” and by deleting the words “but in any event within the time required by Treasury Regulation Section 1.704-1(b)(2)(ii)(2)”.

19. Section 17.2 of the Operating Agreement is hereby amended by deleting the word “or” in clause (ii) and substituting in lieu thereof the word “and”.

20. Section 17.2 of the Operating Agreement is hereby amended by deleting at the end of clause (ii) the semicolon after the words “such class” and replacing it with a period, and deleting the final proviso of Section 17.2 following such semicolon which reads:

“and provided further, that the financial targets described in Section 8.2 may be amended by the affirmative vote of the Board, which vote shall include the affirmative vote of the Platinum Manager.”

21. Exhibit A of the Operating Agreement is hereby amended and restated in its entirety in accordance with the Revised Exhibit A attached hereto.

22. Exhibit B of the Operating Agreement is hereby amended and restated in its entirety in accordance with the Revised Exhibit B attached hereto.

23. Exhibit C of the Operating Agreement is hereby amended and restated in its entirety in accordance with the Revised Exhibit C attached hereto.

24. The Company hereby covenants and agrees that in exchange for services rendered to or for the benefit of the Company, it (i) hereby issues 1,203.125 Class C Units to Black Elk Employee Incentive, LLC, a Texas limited liability company owned by Black Elk Management, LLC, and (ii) shall issue, within thirty (30) days of the date hereof, 1,203.125 Class C Units to Black Elk Management, LLC, a Texas limited liability company owned by John Hoffman and James Hagemeier, provided that Black Elk Management, LLC shall have a right, upon written request to the Company within those thirty (30) days, to have all or any portion of the Class C Units to be issued to it pursuant to this clause (ii) as Class B Units instead. The Class B Units, if any, issued pursuant to clause (ii) of the first sentence of this Section 24 shall be equal to other Class B Units, and the capital value attributed to each such Class B Unit issued to Black Elk Management, LLC shall be based on the aggregate Capital Accounts as of the date of this Amendment set forth on the revised Exhibit C attached hereto, with each Class B Unit being given a capital value and Capital Account equal to its Percentage Interest of the sum of the aggregate Capital Accounts set forth on such Exhibit C, provided that such Percentage Interest shall be determined by including all Class B Units issued as of the end of the day on which such Class B Unit is issued and by excluding Class C Units (treating them as not issued at all for purposes of the denominator of issued Units in calculating such Percentage Interest). The issuance of such Class B Units is acknowledged to be taxable compensation to the recipients, which the recipients and the Company shall report as such in the amount of the Capital Account attributed to such Class B Units as determined above. The tax deduction for such compensation shall be allocated equally to each of the Class A Units and Class B Units outstanding as of the day before the date of issuance of the taxable Class B Units, and such deduction shall reduce the Unreturned Capital Distributions of the Member receiving such deduction as set forth in the definition of “Unreturned Capital Distributions” (as revised in Section 2 of this Amendment). The amount of withholding owed by the Company with respect to the federal, state, and local income tax incurred by a recipient as a result of the taxable issuance to him of the Class B Units shall be provided in cash to the Company by such recipient as a condition of the issuance of such Class B Units (subject to any other arrangement approved by the Board, including the consent of the Platinum Manager), and such contribution of cash to the Company shall be treated as a nontaxable capital contribution to the Company and shall be offset by an allocation to such contributing recipient of a loss item consisting of the payment of the required withholding tax, with such item to be accounted for as a nondeductible expenditure not chargeable to capital account under Section 705(a)(2)(B) of the Code and allocated under Treasury Regulation Section 1.704-1(b)(2)(iv)(i). If, as described in Recital 1 of this Amendment, some Class B Units are issued to Mike Angerame and/or Stephens, Inc. (or their affiliates), then the tax accounting and treatment of Capital Accounts set forth above with respect to the Class B Units issuable to Black Elk Management, LLC, shall also apply to the Class B Units described in Recital I, except that the immediately preceding sentence shall not apply to the extent that the Board determines that the recipients of such Class B Units are independent contractors and the Company has no obligation for withholding taxes.

25. Except as modified by this Amendment, the Operating Agreement shall continue unmodified and in full force and effect.

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IN WITNESS WHEREOF, pursuant to, and in accordance with, the authority granted by Section 17.2 of the Operating Agreement, and at the direction of the Board, including the Platinum Manager, and holders of a majority of the Class B Units, the undersigned on behalf of the Company has executed this Amendment the day and year first above written.

BLACK ELK ENERGY OFFSHORE OPERATIONS LLC

By:	/s/ James Hagemeier
James Hagemeier, Manager

EXHIBIT A

NAMES AND ADDRESSES OF CLASS A MEMBERS

Name	Tax ID	Address

PPVA Black Elk (Equity) LLC		c/o Platinum Partners Value Arbitrage
Fund LP
152 West 57th Street, 4th Floor
New York, New York 10019

EXHIBIT B

NAMES AND ADDRESSES OF CLASS B MEMBERS

Name	Tax ID	Address

PPVA Black Elk (Equity) LLC		c/o Platinum Partners Value Arbitrage Fund LP 152 West 57th Street, 4th Floor New York, New York 10019

PPVA Black Elk (Investor) LLC		c/o Platinum Partners Value Arbitrage Fund LP 152 West 57th Street, 4th Floor New York, New York 10019

Plainfield Elk Holdings LLC	20-8017859	c/o Plainfield Asset Management LLC 55 Railroad Ave. – Plaza Level Greenwich, CT 06830

Black Elk Energy, LLC	26-0385600	1710 S. Dairy Ashford Suite 212 Houston, TX 77077

Gross Capital Partners, LLC	20-4172614	800 S. Ocean Blvd Boca Raton, Florida 33432

Avalon International Group	20-1248126	12 Desbrosses Street New York, New York 10013

Black Elk Management, LLC		11451 Katy Freeway Suite 500 Houston, TX 77079

Michael Angerame[1]

Stephens, Inc.

[1]

The Company has entered into negotiations with Mike Angerame and Stephens Inc., f/k/a Energy Capital Solutions LP, the Company’s financial advisors, regarding the issuance of up to an aggregate of 185 Class B Units in exchange for the relinquishment of rights to future cash compensation due under their respective financial advisory engagement agreements. These Units have not yet been issued and there is no assurance that such Units will be issued. This Exhibit B will be restated in the event such Units are not issued to either or both of Mike Angerame and Stephens, Inc

Exhibit C

OWNERSHIP OF UNITS

Name	Capital Account (as of August 19, 2010)[1]	Number of Class A Units	Number of Class B Units		Number of Class C Units	Revised Sharing Ratio
PPVA Black Elk (Equity) LLC	20,070,556	136.13	6,000			.49994

PPVA Black Elk (Investor) LLC	7,169,478	—	2,191.91			.17858

Plainfield Elk Holdings LLC	1,658,402	—	507.02			.04131

Black Elk Energy, LLC	1,798,985	—	550			.04481

Gross Capital Partners, LLC	586,665	—	179.36			.01461

Avalon International Group	464,204	—	141.92			.01156

Black Elk Management, LLC	4,160,153	—	1,271.875	[2]		.10363

Black Elk Employee Incentive, LLC	0	—			1,203.125	.09802

Stephens, Inc.	302,557		92.5	[3]		.00754

Total Units by Class		136.13	10,934.585		1,203.125	1.00000

Total Units						12,273.84

Revised and current as of January 7, 2011

[1]	Total capital booked into capital accounts as of August 19, 2010 closing is $36,211,000, per enterprise value calculation of Black Elk Energy Offshore Operations, LLC.
[2]

Black Elk Management, LLC elected to receive 1,203.125 Class B units instead of Class C units per the First Amendment to the Second Amended and Restated Operating Agreement of Black Elk Energy Offshore Operations LLC. This Revised Exhibit C reflects that election by adding the 1,203.125 Class B units to the 68.75 Class B units originally held by James Hagemeier and John Hoffman and subsequently contributed to the capital of Black Elk Management, LLC.

[3]

The Company completed negotiations with Stephens Inc., f/k/a Energy Capital Solutions LP, one of the Company’s financial advisors, regarding the issuance of up to an aggregate of 92.5 Class B Units in exchange for the relinquishment of rights to any cash compensation due under its financial advisory engagement agreement. This Revised Exhibit C reflects that issuance.